Immediate Release	For Further Information Contact:
Wednesday, August 5, 2009	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES REPORTS SECOND QUARTER 2009 RESULTS

-	2Q09 Production of 652 Thousand BOE Up 1.2% vs. 2Q08 Production
-	RAM Reaffirms 2009 Production Target of 2.5 Million BOE
-	First Half 2009 Free Cash Flow of $25.0 Million, Or $0.33 Per Share

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced second quarter 2009 earnings and financial highlights.

Second quarter production totaled 652 thousand barrel of oil equivalents (BOE), up 1.2% from 644 thousand BOE in the second quarter 2008. Sales of oil, natural gas liquids (NGLs) and natural gas totaled $23.5 million, 59% below comparative sales in the second quarter of last year, principally the result of a dramatic fall in the price of each of the company’s principal commodities.

Free cash flow (a non-GAAP measure) was $16.9 million, or $0.23 per share, for the second quarter 2009 compared to $24.8 million, or $0.36 per share, in last year’s second quarter. RAM’s free cash flow of $16.9 million more than fully funded the second quarter capital expenditures of $4.5 million. Similarly, EBITDA (a non-GAAP measure) was $20.3 million for the second quarter, representing a decrease of 37% from the same period last year.

For the second quarter 2009, RAM’s adjusted net income was $2.9 million, or $0.04 per common share. The calculation of adjusted net income excludes the after tax impact of unrealized, non-cash, mark-to-market (MTM) losses associated with oil and natural gas derivatives covering future periods. Such MTM losses are typically not included in the published estimates of the company’s financial results made by certain securities analysts. During the second quarter an unrealized, non-cash, pre-tax MTM loss of $23.8 million attributable to future period oil and natural gas derivatives was incurred primarily as a result of an increase in the price of oil at June 30, 2009 compared to prevailing prices at March 31, 2009. Including the MTM losses noted above and realized gains associated with contract settlements net of amortized premium costs of derivatives during the second quarter 2009, RAM reported a net loss during the second quarter of $11.8 million, or a loss of $0.16 per common share.

“Our asset base dominated by oil and liquids, above average length of reserve life, derivatives position, ample liquidity under our loan facility and excess cash flow relative to non-acquisition capital spending provides us with both operational and financial flexibility to meet our 2009 targets while positioning the company for future growth,” said Larry Lee, Chairman and CEO.

Commodity Prices and Revenues

The company’s realized price for oil fell 55% to an average of $55.98 per barrel in the second quarter of 2009, compared with last year’s second quarter average realized price of $123.15 per barrel. Similarly, the company’s realized price for natural gas dropped 69% to an average of $3.06 per thousand cubic feet (Mcf) compared to an average of $9.94 per Mcf in the second quarter of 2008. In addition, the price of NGLs decreased 59%, averaging $24.96 per barrel for this year’s second quarter. The negative impact from the substantial decline in the price of commodities compared to last year’s historic high price levels, however, was somewhat offset by the company’s derivative position.

In the second quarter 2009 the average realized price of oil rose 44% and the average realized price for natural gas declined 21%, compared to realized prices in the first quarter of the year. The substantial change in commodity prices together with monetization of certain hedge positions during the quarter resulted in net realized derivative gains of $10.7 million and unrealized MTM derivative losses of $23.8 million for the second quarter. The combined net loss of $13.1 million effectively offset a substantial portion of the quarter’s oil and gas revenue of $23.5 million, reducing total revenues to $10.4 million for the quarter. In the year-ago quarter, the realized prices of oil and natural gas both rose substantially. The resulting impact from realized and unrealized losses totaled $41.0 million and, as a result, total revenues for the second quarter 2008 were reduced to $16.6 million.

Costs and Expenses

Production expenses were $13.99 per BOE in the second quarter of 2009, or a total of $9.1 million, 5% below the $14.69 per BOE in the previous year’s quarter. Production taxes were $1.42 per BOE in this year’s second quarter, or a total of $0.9 million, 73% below the $5.19 per BOE posted in the 2008 quarter. The decrease is principally the result of lower commodity prices in the current quarter compared to those prevailing in the second quarter of 2008. General and administrative expenses of $3.7 million declined 32% below those expenses in last year’s second quarter of $5.5 million as a result of accounting function consolidation, lower employee related costs and lower professional fees in the 2009 period.

Capital Expenditures

Capital expenditures totaled$4.5 million in the second quarter 2009; $4.3 million was allocated to development and exploratory activities and $0.2 million for the acquisition of proved properties. During the second quarter RAM carried out a variety of well workovers and recompletions and participated in the drilling of six gross (six net) development wells, all of which were completed and capable of commercial production. In addition the company finalized the drilling and completion of two gross (two net) wells drilled in the previous quarter. Based on the ability to hold production relatively stable through the first half and at a level consistent with the achievement of the company’s previously established target production level of 2.5 million BOE for 2009, the non-acquisition capital budget for the year has been trimmed to $30.0 - $35.0 million from the previously disclosed range of $40.0 - $45.0 million. The focus during the second half of 2009 will concentrate on low cost, high return, workover activity and more generally on lower risk developmental activity aimed at maintaining production levels as well as processing exploratory data to identify future growth projects.

Long-Term Debt and Liquidity

As of June 30, 2009, RAM’s outstanding borrowings under its credit facility totaled $255.4 million, composed of $113.4 million of term debt and $142.0 million outstanding under its revolver, which is currently subject to a $175.0 million borrowing base. Based on the borrowing base and the amount drawn on its revolver, at mid-year RAM had $32.8 million available under its facility. In June, 2009 RAM amended the existing loan agreement to provide for greater flexibility in certain financial covenants under the loan agreement through the remaining term of the facility. In exchange for the added flexibility afforded by these changes to the credit facility, RAM agreed to increase the base cash interest rate on both the revolving facility and the term facility. Based on the company’s outstanding debt balance at June 30, 2009, RAM expects the cash interest percent spread to the LIBOR floor to be 2.75% on its revolving credit facility and 8.50% on its term loan facility during the second half of the year.

Interest expense for the second quarter 2009 was $3.6 million, or $5.52 per BOE, a substantial decline from the same quarter last year of $6.2 million, or $9.62 per BOE. The decrease in interest expense was due to lower average debt balances in the current quarter and lower effective interest rates. In the second quarter 2009, the blended interest rate on borrowings was 5.7% compared to the blended rate in last year’s quarter of 11.3%. In addition, the average outstanding borrowings under the company’s credit facility in the second quarter of 2008 of $273.5 million were approximately 7% higher than in the current quarter.

Subsequent to the 2009 second quarter end, the company realized approximately $5.6 million in proceeds from non-strategic asset sales in late July. These proceeds along with cash flow in excess of capital spending are anticipated to be used to reduce existing debt during the third quarter of 2009.

Six Month 2009 Results

Six month production totaled 1.3 million BOE, up 4% from production in the first half of 2008, driven primarily by a 13% volume increase from the company’s “developing fields” and a 6% increase from “mature oil fields” which, net of the decline experienced in “mature natural gas fields”, rose a total of 52 thousand BOE over last year’s first half production. The positive impact from the increase in production in the first half of the year, however, was more than offset by the fall in the price of all commodities, resulting in a decline in total sales of oil, NGLs and natural gas to $42.6 million, 58% below the sales in the same period of 2008.

Free cash flow per share (a non-GAAP measure) for the first half of 2009 was $25.0 million, or $0.33 per share compared to $39.3 million, or $0.61 per share, for the same period last year. Free cash flow of $25.0 million more than funded capital expenditures of $17.7 million made during the first six months of the year. Similarly, EBITDA (a non-GAAP measure) was $32.1 million for the first half of 2009 compared to $56.0 million for the same period last year, a decrease of 43%.

Operational and Financial Targets

Based on first half results, the NYMEX strip of prices prevailing at June 30, 2009 for oil and natural gas, as well as revised capital expenditures planned for the second half and estimated production costs, management continues to target full year production of 2.5 million BOE. Total capital expenditures for the 2009 year have been trimmed to $30.0 - $35.0 million as a result of the company’s ability to maintain production at levels consistent with targeted annual production with lesser amounts of drilling than originally anticipated and its decision to defer natural gas projects due to the prevailing low price of the commodity. Through the first half of 2009, capital expenditures totaled $17.7 million. In addition, despite a recent amendment to the company’s senior credit facility which provides additional financial flexibility in exchange for higher interest costs, the company reaffirms the high end of its previous target of interest costs of $17.0 - $18.0 million for the 2009 year. Through the first half of the year interest expense totaled $7.2 million. Similarly, EBITDA for the first half of the year totaled $32.1 million and the company continues to expect that EBITDA will approximate the lower end of the $60.0 - $65.0 million range projected for the 2009 year. Additionally, the company anticipates that internally generated cash flow will be sufficient to fund revised non-acquisition capital expenditures planned for the second half of 2009.

RAM to Webcast Second Quarter 2008 Conference Call

The company’s teleconference call to review second quarter results will be broadcast live on a listen-only basis over the internet on Thursday, August 6 at 10:00 a.m. Central Daylight Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing 1.800.261.3417 (domestic) or 1.617.614.3673 (international) and providing the call identifier “42073502” to the operator. The webcast will be available for replay on the company’s website. An audio replay will be available until August 13, 2009 by dialing 1.888.286.8010 (domestic) or 1.617.801.6888 (international) and using pass code “26341263”.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address targets for production, costs, property dispositions, EBITDA, free cash flow, estimates of capital spending, realized prices of oil and gas, the impact of oil and gas derivatives, drilling activities, borrowing availability, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and natural gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com

TABLE 1 RAM Energy Resources, Inc. Condensed Consolidated Balance Sheets (in thousands, except share and per share amounts)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 2,204	$ 164
Cash, restricted	-	16,000
Accounts receivable:
Oil and natural gas sales, net of allowance of $50 ($50 at December 31, 2008)	11,408	8,702
Joint interest operations, net of allowance of $515 ($515 at December 31, 2008)	801	818
Other, net of allowance of $35 ($35 at December 31, 2008)	910	4,045
Derivative assets	3,051	21,006
Prepaid expenses	1,982	2,330
Deferred tax asset	6,518	-
Other current contingencies	-	2,816
Other current assets	4,297	4,141
Total current assets	31,171	60,022
PROPERTIES AND EQUIPMENT, AT COST:
Proved oil and natural gas properties and equipment, using full cost accounting	701,860	683,341
Other property and equipment	9,117	9,460
	710,977	692,801
Less accumulated depreciation, amortization and impairment	(471,557)	(396,301)
Total properties and equipment	239,420	296,500
OTHER ASSETS:
Deferred tax asset	44,434	28,724
Derivative assets	-	4,531
Deferred loan costs, net of accumulated amortization of $1,880 ($1,282 at December 31, 2008)	5,741	4,015
Other	2,335	2,053
Total assets	$ 323,101	$ 395,845
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable:
Trade	$ 20,025	$ 26,370
Oil and natural gas proceeds due others	8,912	7,218
Other	261	982
Accrued liabilities:
Compensation	1,065	2,893
Interest	607	865
Franchise taxes	1,340	1,300
Income taxes	193	399
Contingencies	-	16,000
Deferred income taxes	-	5,779
Asset retirement obligations	1,073	1,093
Long-term debt due within one year	145	160
Total current liabilities	33,621	63,059
OIL & NATURAL GAS PROCEEDS DUE OTHERS	1,695	2,523
DERIVATIVE LIABILITIES	1,732	-
LONG-TERM DEBT	255,514	250,536
ASSET RETIREMENT OBLIGATIONS	30,864	29,106
COMMITMENTS AND CONTINGENCIES	900	900

STOCKHOLDERS' EQUITY (DEFICIT):

Common stock, $0.0001 par value, 100,000,000 shares authorized, 80,623,674 and 79,423,574, shares issued, 76,840,587 and 78,532,134 shares outstanding at June 30, 2009 and December 31, 2008, respectively	8	8
Additional paid-in capital	221,893	220,800
Treasury stock - 3,783,087 shares (891,440 shares at December 31,2008) at cost	(6,167)	(4,027)
Accumulated deficit	(216,959)	(167,060)
Stockholders' equity (deficit)	(1,225)	49,721
Total liabilities and stockholders' equity (deficit)	$ 323,101	$ 395,845

TABLE 2 RAM Energy Resources, Inc. Condensed Consolidated Statements of Operations (in thousands, except share and per share amounts) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
REVENUES AND OTHER OPERATING INCOME:
Oil and natural gas sales
Oil	$ 16,206	$ 36,984	$ 27,464	$ 65,644
Natural gas	4,907	15,349	10,957	26,227
NGLs	2,387	5,221	4,135	9,216
Realized gains (losses) on derivatives	10,671	(7,218)	18,549	(9,536)
Unrealized losses on derivatives	(23,795)	(33,808)	(24,802)	(39,067)
Other	43	117	128	211
Total revenues and other operating income	10,419	16,645	36,431	52,695

OPERATING EXPENSES:
Oil and natural gas production taxes	927	3,341	1,799	5,770
Oil and natural gas production expenses	9,119	9,458	19,204	18,780
Depreciation and amortization	7,560	11,179	16,504	21,802
Accretion expense	532	540	936	1,078
Impairment	-	-	58,929	-
Share-based compensation	552	932	1,093	1,479
General and administrative, overhead and other expenses, net of
operator's overhead fees	3,745	5,539	8,090	11,056
Total operating expenses	22,435	30,989	106,555	59,965
Operating loss	(12,016)	(14,344)	(70,124)	(7,270)

OTHER INCOME (EXPENSE):
Interest expense	(3,601)	(6,197)	(7,209)	(14,359)
Interest income	9	75	29	148
Other expense	(106)	(205)	(539)	(354)
LOSS BEFORE INCOME TAXES	(15,714)	(20,671)	(77,843)	(21,835)
INCOME TAX BENEFIT	(3,908)	(14,809)	(27,944)	(15,450)
Net loss	$ (11,806)	$ (5,862)	$ (49,899)	$ (6,385)

BASIC LOSS PER SHARE	$ (0.16)	$ (0.08)	$ (0.66)	$ (0.10)
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	74,696,028	69,198,767	75,986,262	64,190,725

DILUTED LOSS PER SHARE	$ (0.16)	$ (0.08)	$ (0.66)	$ (0.10)
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	74,696,028	69,198,767	75,986,262	64,190,725

Table 3 RAM Energy Resources, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)
	Six months ended June 30,
	2009	2008
OPERATING ACTIVITIES:
Net loss	$ (49,899)	$ (6,385)
Adjustments to reconcile net loss to net cash provided by operating activities-
Depreciation and amortization	16,504	21,802
Amortization of deferred loan costs and Senior Notes discount	641	602
Accretion expense	936	1,078
Impairment	58,929	-
Unrealized loss on derivatives and premium amortization	25,633	39,067
Deferred income tax benefit	(28,007)	(15,490)
Share-based compensation	1,093	1,479
Loss on disposal of other property, equipment and subsidiary	96	174
Other expense	448	174
Changes in operating assets and liabilities
Accounts receivable	444	(8,366)
Prepaid expenses and other assets	144	(405)
Derivative premiums	(1,414)	-
Accounts payable and proceeds due others	(6,200)	11,250
Accrued liabilities and other	(18,046)	(2,843)
Restricted cash	16,000	-
Income taxes payable	(207)	(237)
Asset retirement obligations	(181)	(309)
Total adjustments	66,813	47,976
Net cash provided by operating activities	16,914	41,591
INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(17,746)	(37,434)
Proceeds from sales of oil and natural gas properties	213	295
Payments for other property and equipment	(363)	(504)
Proceeds from sales of other property and equipment	433	19
Proceeds from sale of subsidiary, net of cash	-	308
Payments of merger costs	-	35
Net cash used in investing activities	(17,463)	(37,281)
FINANCING ACTIVITIES:
Payments on long-term debt	(13,081)	(134,924)
Proceeds from borrowings on long-term debt	18,000	54,226
Payments for deferred loan costs	(2,324)	(30)
Stock repurchased	(6)	(70)
Warrants exercised	-	86,614
Net cash provided by financing activities	2,589	5,816
INCREASE IN CASH AND CASH EQUIVALENTS	2,040	10,126
CASH AND CASH EQUIVALENTS, beginning of period	164	6,873
CASH AND CASH EQUIVALENTS, end of period	$ 2,204	$ 16,999
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$270	$277
Cash paid for interest	$ 6,788	$ 16,335
DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Asset retirement obligations	$ 984	$ 516
Payment-in-kind interest	$ 43	$ -

TABLE 4 RAM Energy Resources, Inc. Production by Area

					Mature
	Developing Fields			Mature Oil Fields*	Natural Gas Fields
Three Months Ended June 30, 2009	South Texas	Barnett Shale	Appalachia	Various	Various	Total
Aggregate Net Production
Oil (MBbls)	14	2	1	242	31	290
NGLs (MBbls)	28	27	-	22	19	96
Natural Gas (MMcf)	502	171	22	277	631	1,603
MBoe	125	57	4	310	156	652

Three Months Ended June 30, 2008
Aggregate Net Production
Oil (MBbls)	11	1	-	237	51	300
NGLs (MBbls)	32	14	-	22	18	86
Natural Gas (MMcf)	704	78	5	187	570	1,544
MBoe	161	27	1	290	165	644

Change in MBoe	(36)	30	3	20	(9)	8
Percentage Change in MBoe	-22.4%	111.1%	300.0%	6.9%	-5.5%	1.2%

* Includes Electra/Burkburnett, Allen/Fitts and Layton Fields.

TABLE 5 RAM Energy Resources, Inc. Production and Prices Summary

	Three Months Ended	Six Months Ended
	June 30, 2009	June 30, 2009
Production volumes:
Oil (MBbls)	290	580
NGLs (MBbls)	96	199
Natural gas (MMcf)	1,603	3,170
Total (Mboe)	652	1,308

Average sale prices received:
Oil (per Bbl)	$ 55.98	$ 47.35
NGLs (per Bbl)	$ 24.96	$ 20.74
Natural gas (per Mcf)	$ 3.06	$ 3.46
Total per Boe	$ 36.03	$ 32.54

Cash effect of derivative contracts:
Oil (per Bbl)	$ 6.19	$ 10.59
NGLs (per Bbl)	$ -	$ -
Natural gas (per Mcf)	$ 5.54	$ 3.91
Total per Boe	$ 16.37	$ 14.18

Average prices computed after cash effect
of settlement of derivative contracts:
Oil (per Bbl)	$ 62.17	$ 57.94
NGLs (per Bbl)	$ 24.96	$ 20.74
Natural gas (per Mcf)	$ 8.60	$ 7.37
Total per Boe	$ 52.40	$ 46.72

Cash expenses (per Boe):
Oil and natural gas production taxes	$ 1.42	$ 1.38
Oil and natural gas production expenses	$ 13.99	$ 14.68
General and administrative	$ 5.74	$ 6.19
Cash interest	$ 5.12	$ 5.19
Cash taxes	$ 0.19	$ 0.21
Total per Boe	$ 26.46	$ 27.65

Cash flow per Boe	$ 25.94	$ 19.07

Table 6

RAM Energy Resources, Inc.

EBITDA, Free Cash Flow and Adjusted Net Income

(non-GAAP measures)

(unaudited)

Non-GAAP Financial Measures

EBITDA, a non-GAAP measure, is determined by adding the following to net income (loss): interest expense, capitalized PIK interest, amortized deferred loan costs, income taxes, depreciation, amortization, accretion, share based compensation, impairment charges, unrealized gains or losses on derivatives and MTM settlement charges. Free cash flow is also a non-GAAP measure representing EBITDA after adjustments for the cash portion of interest and income taxes. Adjusted net income is a non-GAAP measure which excludes the income tax affected impact of unrealized derivative gains or losses, MTM settlement charges and impairment charges on GAAP income. These non-GAAP measures are presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). These non-GAAP measures are widely accepted as financial indicators of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and fund debt service costs. These non-GAAP measures are not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

	Qtr Ended	Qtr Ended	6 Mos Ended	6 Mos Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
($000s, except per share amounts)
EBITDA:
Net income (loss)	$ (11,806)	$ (5,862)	$ (49,899)	$ (6,385)
Plus: Interest expense	$ 3,259	$ 5,902	$ 6,568	$ 14,060
Plus: PIK interest	$ 43	$ -	$ 43	$ -
Plus: Amortization of deferred loan costs	$ 299	$ 295	$ 598	$ 299
Plus: Amortization and depreciation & accretion	$ 8,092	$ 11,719	$ 17,440	$ 22,880
Plus: Share-based compensation	$ 552	$ 932	$ 1,093	$ 1,479
Plus: Income tax benefit	$ (3,908)	$ (14,809)	$ (27,944)	$ (15,450)
Plus: Impairment charges	$ -	$ -	$ 58,929	$ -
Less: Unrealized (gain) loss on derivatives	$ 23,795	$ 33,808	$ 24,802	$ 39,067
Plus: Settlement transaction charge	$ -	$ -	$ 448	$ -

EBITDA	$ 20,326	$ 31,985	$ 32,078	$ 55,950

Less:

Cash paid for interest	$ 3,338	$ 6,869	$ 6,788	$ 16,335
Cash paid for income tax	$ 121	$ 277	$ 270	$ 277

Free cash flow	$ 16,867	$ 24,839	$ 25,020	$ 39,338

Weighted average shares outstanding - basic	74,696	69,199	75,986	64,191
Weighted average shares outstanding - diluted	74,838	69,509	76,157	64,431

Cash flow per share - basic	$ 0.23	$ 0.36	$ 0.33	$0.61
Cash flow per share - diluted	$ 0.23	$ 0.36	$ 0.33	$0.61

Adjusted net income (loss):
Net income (loss)	$ (11,806)	$ (5,862)	$ (49,899)	$ (6,385)

Plus: Tax effected impairment charge	$ -	-	$ 37,535	$ -
Plus: Tax effected settlement charge	$ -	-	$ 278	$ -

Plus: Tax effected unrealized (gain) loss on derivatives	$ 14,753	$ 20,623	$ 15,377	$ 24,222

Adjusted net income (loss)	$ 2,947	$ 14,761	$ 3,291	$ 17,837

Weighted average shares outstanding - basic	74,696	69,199	75,986	64,191
Weighted average shares outstanding - diluted	74,838	69,509	76,157	64,431

Adjusted net income (loss) per share - basic	$ 0.04	$ 0.21	$ 0.04	$ 0.28
Adjusted net income (loss) per share - diluted	$ 0.04	$ 0.21	$ 0.04	$ 0.28